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                                                                  Exhibit 1.1(b)

                         Nuveen Unit Trusts, Series 132
                          Trust Indenture and Agreement

                             Dated: December 3, 2001

     This Trust Indenture and Agreement by and between Nuveen Investments, as Depositor and The Bank of New York, as Trustee, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for Nuveen Unit Trusts, Series 104 and certain subsequent Series, effective October 5, 2000" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.


                               Witnesseth That:

     In consideration of the promises and of the mutual agreements herein contained, the Depositor and the Trustee agree as follows:

                                    Part I

                    Standard Terms and Conditions of Trust

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    Part II

                     Special Terms and Conditions of Trust

     The following special terms and conditions are hereby agreed to:

          (a) The above-referenced Series consists of the Trust Fund(s) included in the Prospectus.

          (b) The Securities defined in Section 1.01(1) listed in Schedule A hereto have been deposited in trust for the Trust Fund(s) included in the Prospectus for the above-referenced Series under this Trust Indenture and Agreement.

          (c) The fractional undivided interest in and ownership of a Trust Fund represented by each Unit for the Trust Fund on the Initial Date of Deposit is 1/(the number of Units) set forth under the caption "Statement(s) of Condition--Interest of Unitholders: Units of fractional undivided interest outstanding" in the Prospectus.

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          (d) The number(s) of Units created of a Trust Fund(s) are as set forth under the caption "Statement(s) of Condition--Interest of Unitholders:
     Units of fractional undivided interest outstanding" in the Prospectus for the Trust Fund(s).

          (e) Paragraph (b)(1)(i) of Section 2.01 shall be restated in its entirety as follows:

          (i) From time to time following the Initial Date of Deposit for a Trust Fund, the Depositor is hereby authorized, in its discretion, to assign, convey to and deposit with the Trustee, or facilitate the assignment, conveyance or deposit with the Trustee of (1) additional Securities for such Trust Fund, duly endorsed in blank or accompanied by all necessary instruments of assignment and transfer in proper form, or (2) Contract Securities relating to such additional Securities, accompanied by cash and/or Letter(s) of Credit as specified in paragraph (c) of this Section 2.01. In lieu of additional Securities or Contract Securities, the Depositor may deposit with the Trustee cash (or a Letter of Credit) in an amount equal to the valuation made in accordance with Section 4.01 for the date of such deposit of the additional Securities not delivered or represented by Contract Securities together with instructions to purchase such additional Securities specifying the purchase price or price range and containing such information as the Trustee may require to settle said transactions. Except as provided in the following subparagraphs (ii),
          (iii) and (iv), the Depositor in each case shall ensure that each deposit of additional Securities pursuant to this Section shall be, as nearly as is practicable, equal to the original percentage relationship among the number of shares of each Security as is specified in the Prospectus for such Trust Fund, adjusted as hereinafter provided (the "Percentage Ratio"). The Percentage Ratio shall be adjusted, as directed by the Depositor, to reflect (x) the deposit of New Securities, (y) the sale of Securities pursuant to Sections 3.06, 3.08, 3.12, 5.02 or otherwise as provided hereunder, and (z) the occurrence of any stock dividend, stock splits, receipt of securities under Section 3.08, redemptions, or similar events. Any brokerage fees related to the purchase of Securities deposited in the Trust Fund after the Initial Date of Deposit shall be an expense of such Trust Fund. The Depositor shall deliver the additional Securities which were not delivered concurrently with the deposit of additional Securities and which were represented by Contract Obligations within 10 calendar days after such deposit of additional Securities (the "Additional Securities Delivery Period"). If a contract to buy such Securities between the Depositor and seller is terminated by the seller thereof for any reason beyond the control of the Depositor or if for any other reason such Securities are not delivered to the Trust Fund by the end of the Additional Securities Delivery Period for such deposit, the Trustee shall immediately draw on the Letter of Credit, if any, in amounts sufficient to settle such contract, apply the monies in accordance with Section 2.01(d), and the Depositor shall forthwith take the remedial action specified in Section 3.10. If the Depositor does not take the action specified in Section 3.10 within 10 calendar days of the end of the Additional Securities Delivery Period, the Trustee shall forthwith take the action specified in Section 3.10. When requested by the Trustee, the Depositor shall arrange for the execution of purchases in accordance with such instructions; the Depositor shall be entitled to compensation therefor in accordance with applicable law and regulations. The Trustee shall have no liability for any loss or depreciation resulting from any purchase made pursuant to the Depositor's instructions or made by the Depositor as broker.

          (f) Section 10.02 is hereby replaced with the following:

     Section 10.02. Initial Costs. Subject to reimbursement as hereinafter provided, the cost of organizing the Trust Funds, and the sale of the Trust Fund Units shall be borne by the Depositor; provided, however, that the liability on the part of the Depositor under this section shall not include any fees or other expenses incurred in connection with the administration of the Trust Funds subsequent to the deposits referred to in Section 2.01. Six months after the Initial Date of Deposit, the Trustee shall withdraw from the Account or Accounts specified in the Prospectus or, if no Account is therein specified, from the Capital Account, and pay to the Depositor the Depositor's reimbursable expenses of organizing the Trust Funds in an amount certified to the Trustee by the Depositor. In no event shall the amount paid by the Trustee to the Depositor for the Depositor's reimbursable expenses of organizing a Trust Fund exceed the estimated per Unit amount of organization costs set forth in the prospectus for the Trust Fund multiplied by the number of Units of the Trust Fund outstanding six months after the Initial Date of Deposit; nor shall the Depositor be entitled to or request reimbursement for expenses of organizing a Trust Fund incurred after such time. If the cash balance of the Capital Account is insufficient to make such withdrawal, the Trustee shall, as directed by the Depositor, sell Securities identified by the Depositor, as determined under Section 4.01 as of the date of distribution, sufficient for such reimbursement. Securities sold to reimburse the Depositor pursuant to this Section shall be sold by the Trustee to the extent practicable, in the percentage ratio then existing (unless the Trust Fund elects to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code (the "Internal Revenue Code"), in which case sales by the Trustee shall be made in accordance with the instructions of the Depositor or its designees). The reimbursement provided for in this section shall be for the account of the Unitholders of record six months after the Initial Date of Deposit. Any assets deposited with the Trustee in respect of the expenses reimbursable under this Section 10.02 shall be held and administered as assets of the Trust Funds for all purposes hereunder. The Depositor shall deliver to the Trustee any cash identified in the Statement(s) of Condition of the Trust Funds included in the Prospectus not later than the 10 calendar days following the Initial Date of Deposit or deposit of additional Securities, as applicable and the Depositor's obligation to make such delivery shall be secured by the letter of credit deposited pursuant to Section 2.01. Any cash which the Depositor has identified as to be used for reimbursement of expenses pursuant to this
     Section 10.02 shall be held by the Trustee, without interest, and reserved for such purpose and, accordingly, prior to six months after the end of the Initial Date of Deposit, shall not be subject to distribution or, unless the Depositor otherwise directs, used for payment of redemptions in excess of the per Unit amount payable pursuant to the next sentence. If a Unitholder redeems Units prior to six months after the end of the Initial Date of Deposit, the Trustee shall pay to the Unitholder, in addition to the Redemption Value of the tendered Units, unless otherwise directed by the Depositor, an amount equal to the estimated per Unit cost of organizing the Trust Fund set forth in the Prospectus, or such lower revision thereof most recently communicated to the Trustee by the Depositor pursuant to
     Section 5.01, multiplied by the number of Units tendered for redemption; to the extent the cash on hand in a Trust Fund is insufficient for such payment, the Trustee shall have the power to sell Securities in accordance with Section 5.02. As used herein, the Depositor's reimbursable expenses of organizing a Trust Fund shall include the cost of the initial preparation and typesetting of the registration statement, prospectuses (including preliminary prospectuses), the agreement, and other documents relating to the Trust Fund, SEC and state blue sky registration fees, the cost of the initial valuation of the portfolio and audit of the Trust Fund, the initial fees and expenses of the Trustee, and legal and other out-of-pocket expenses related thereto, but not including the expenses incurred in the printing of preliminary prospectuses and prospectuses, expenses incurred in the preparation and printing of brochures and other advertising materials and any other selling expenses.

          (g) The second-to-last paragraph of Section 5.01 is hereby replaced with the following:

     Prior to the payment to the Depositor of its reimbursable organization costs to be made at the conclusion of the primary offering period in accordance with Section 10.02, for purposes of determining the Trust Fund Evaluation under this Section 5.01, the Trustee shall rely upon the amounts representing unpaid accrued organization costs in the estimated amount per Unit set forth in the Prospectus until such time as the Depositor notifies the Trustee in writing of a revised estimated amount per Unit representing unpaid accrued organization costs. Upon receipt of such notice, the Trustee shall use this revised estimated amount per Unit representing unpaid accrued organization costs in determining the Trust Fund Evaluation but such revision of the estimated expenses shall not affect calculations made prior thereto and no adjustment shall be made in respect thereof.

          (h) Section 3.15 is hereby amended by replacing the second sentence with the following:

     The Creation and Development Fee will accrue on a daily basis at an annual rate as set forth in the Prospectus for a Trust Fund based on a percentage of the daily net asset value of the Trust Fund. If the entire Creation and Development Fee has not been accrued and collected prior to the conclusion of the primary offering period, any remaining Creation and Development Fee will be accelerated and collected on or about the conclusion of the primary offering period.

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          In Witness Whereof, Nuveen Investments has caused this Trust
Indenture and Agreement for Nuveen Unit Trusts, Series 132 to be executed by its President, one of its Vice Presidents or one of its Assistant Vice Presidents and its corporate seal to be hereto affixed and attested by its Secretary or its Assistant Secretary and The Bank of New York has caused this Trust Indenture and Agreement to be executed by one of its Vice Presidents or Second Vice Presidents and its corporate seal to be hereto affixed and attested to by one of its Assistant Treasurers; all as of the day, month and year first above written.



                                       Nuveen Investments,
                                            Depositor


                                       By /s/ Ronald J. Buttarazzi
                                         -------------------------
                                          Authorized Officer


(Seal)

Attest:

By /s/ Jessica R. Droeger
  -------------------------
     Assistant Secretary

                                       The Bank of New York, Trustee


                                       By /s/ Irene Guglielmo
                                         ----------------------------
                                           Vice President or
                                           Authorized Officer


(Seal)

Attest:

By /s/ Stephen Cook
  --------------------------


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                Schedule A to the Trust Indenture and Agreement

                        Securities Initially Deposited

                                      in

                         Nuveen Unit Trusts, SERIES 132


    (Note: Incorporated herein and made a part hereof is the "Schedule(s) of Investments" as set forth for the Trust Fund(s) in the Prospectus.)

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